Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form 10-A2 of our report dated August 14, 2023 (except for the effects on the financial statements of the restatement described in Note 2, as to which the date is October 12, 2023), relating to the consolidated financial statements American Picture House Corporation for the years ended December 31, 2022 and 2021 and to all references to our firm included in this Registration Statement.

Certified Public Accountants
Lakewood, CO
October 12, 2023